Exhibit 5.1
Divakar Gupta +1 (212) 479 6474 dgupta@cooley.com

October 26, 2026

Talawar Tx Inc.

303 Wyman St., PMB 17417506

Suite 300

Waltham, MA 02451

Ladies and Gentlemen:

We have acted as counsel to Talawar Tx Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related proxy statement/prospectus included in the Registration Statement (the “Prospectus”). The Prospectus relates, among other things, to a proposal to approve certain matters related to a Business Combination Agreement (the “Business Combination Agreement”), dated as of June 29, 2026, by and among the Company, JATT II Acquisition Corp, a Cayman Islands exempted company (“JATT”), and Talawar Merger Sub, a Cayman Islands Exempted Company (“Merger Sub”). Pursuant to the Business Combination Agreement, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into JATT, with JATT surviving the merger as a wholly-owned subsidiary of the Company (the “Business Combination”) and, in connection therewith, each ordinary share of JATT, par value $0.0001 per share, will be converted into the right to receive one share of common stock of the Company, par value $0.00001 per share (the “Merger Shares”), upon consummation of the Business Combination. The Registration Statement provides for the registration of the sale by the Company of up to 7,650,000 Merger Shares and this opinion is correspondingly limited to that number of Merger Shares.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Business Combination Agreement, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, (d) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.5 and 3.7 to the Registration Statement, respectively, each of which is to be in effect in connection with the transaction contemplated by the Business Combination Agreement and the Registration Statement, and (d) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and assumed that the Amended and Restated Certificate of Incorporation referred to in clause (c) is filed with the Secretary of State of the State of Delaware before issuance of the Merger Shares.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

In rendering this opinion, we have assumed that (a) all conditions to the consummation of the transactions contemplated by the Business Combination Agreement will have been satisfied or duly waived, and all approvals of the Business Combination Agreement and for the issuance of the Merger Shares have become

Cooley LLP 55 Hudson Yards New York, NY 10001-2157
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Talawar Tx Inc. October 26, 2026 Page Two

effective and (b) no shares of Common Stock are issued or commitments to issue Common Stock made by the Company between the date hereof and consummation of the Business Combination.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications, limitations, assumptions and exceptions set forth herein, we are of the opinion that the Merger Shares, when issued by the Company pursuant to the Business Combination Agreement upon the terms and conditions set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Divakar Gupta
Divakar Gupta

Cooley LLP 55 Hudson Yards New York, NY 10001-2157
t: +1 212 479 6000 f: +1 212 479-6275 cooley.com